EXHIBIT 99.1

Encore Wire Corporation 1329 Millwood Road McKinney, Texas 75069 972-562-9473	PRESS RELEASE	Contact:	October 26, 2011 Frank J. Bilban Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS IMPROVED THIRD QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced improved results for the third quarter and nine months ended September 30, 2011.
Net sales for the third quarter ended September 30, 2011 were $319.4 million compared to $242.8 million during the third quarter of 2010. Higher prices for building wire sold in the quarter ended September 30, 2011 accounted for most of the increase in net sales dollars, increasing 28.7% per copper pound sold versus the same period in 2010. Sales prices rose primarily due to higher copper prices, which rose 24.7%. Unit volume in the third quarter of 2011 increased 2.3% versus the third quarter of 2010. Net income for the third quarter of 2011 increased 169.4% to $13.7 million versus $5.1 million in the third quarter of 2010. Fully diluted net earnings per common share increased 168.7%, to $0.59 in the third quarter of 2011 versus $0.22 in the third quarter of 2010.
Net sales for the nine months ended September 30, 2011 were $932.2 million compared to $654.1 million during the same period in 2010. Higher prices for building wire sold in the nine months ended September 30, 2011 accounted for most of the increase in net sales dollars, increasing 30.4% per copper pound versus the same period in 2010. Unit volume in the nine months ended September 30, 2011 also helped to increase net sales dollars, increasing 9.4% versus the same period in 2010. Net income for the nine months ended September 30, 2011 increased 214.4% to $33.8 million versus $10.8 million in the same period in 2010. Fully diluted net earnings per common share increased 212.9%, to $1.45 for the nine months ended September 30, 2011 versus $0.46 in the same period in 2010.
On a sequential quarter comparison, net sales for the third quarter of 2011 were $319.4 million versus $309.5 million during the second quarter of 2011. Unit volume increased 0.3% on a sequential quarter comparison. Net income for the third quarter of 2011 was $13.7 million versus $9.5 million in the second quarter of 2011. Fully diluted net income per common share was $0.59 in the third quarter of 2011 versus $0.40 in the second quarter of 2011.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased to announce strong quarterly earnings in this turbulent economy and the severe recession currently taking place in the construction industry. As we have repeatedly noted, the key metric to our earnings is the “spread” between the price of wire sold and cost of raw copper purchased in any given period. That spread increased 41.2% in the third quarter of 2011 versus the third quarter of 2010, while our unit volume shipped in the third quarter of 2011 increased 2.3% versus the third quarter of 2010. For the nine months ended September 30, 2011, the spread increased 34.2% versus the nine months ended September 30, 2010, driving our increased earnings, while unit volumes increased 9.4%. Industry pricing discipline improved significantly in the second half of the third quarter as copper prices dropped precipitously. The Comex average copper price in July was $4.40 per pound with a high of $4.47 on July 29th. In August, the price of copper started trending down, but the big decline came in September, with a Comex close price of $4.14 on September 1st and a Comex close of $3.14 on September 30. We were able to reduce wire prices more slowly than copper was falling, especially in September, significantly improving our margins. Over the last several decades falling copper prices have been detrimental to industry margins, but that dynamic appears to have changed recently as was also the case during the last two quarters of 2008, when copper prices dropped at a historic pace and margins improved.
Our trailing twelve months results are also dramatically improved, with net sales up 43.0% to $1.188 billion and net earnings per common diluted share up 333.2% to $1.64 versus $831.2 million and $0.38 per share in the previous twelve month period, respectively.
We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we have $15.2 million in cash as of September 30, 2011. We also declared another quarterly cash dividend during the third quarter of 2011.
We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2010 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,
$ ’ s in 000’s	2011	2010	2011	2010
Net Income	$13,721	$5,092	$33,836	$10,761
Income Tax Expense	7,607	2,097	17,653	5,095
Interest Expense	87	79	242	442
Depreciation and Amortization	3,366	3,425	10,233	10,285

EBITDA	$24,781	$10,693	$61,964	$26,583

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS

Current Assets
Cash	$15,172	$103,252
Receivables, net	259,951	190,364
Inventories	76,766	42,104
Prepaid Expenses and Other	10,763	6,377

Total Current Assets	362,652	342,097

Property, Plant and Equipment, net	135,583	134,985

Other Assets	194	194

Total Assets	$498,429	$477,276

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$16,651	$32,897
Accrued Liabilities and Other	26,134	25,256

Total Current Liabilities	42,785	58,153

Long Term Liabilities
Non-Current Deferred Income Taxes	13,931	11,746

Total Long Term Liabilities	13,931	11,746

Total Liabilities	56,716	69,899

Stockholders’ Equity
Common Stock	266	264
Additional Paid in Capital	47,138	45,040
Treasury Stock	(21,496)	(21,294)
Retained Earnings	415,805	383,367

Total Stockholders’ Equity	441,713	407,377

Total Liabilities and Stockholders’ Equity	$498,429	$477,276

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)
(Unaudited)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
Net Sales	$319,356	100.0%	$242,751	100.0%	$932,176	100.0%	$654,074	100.0%
Cost of Sales	281,517	88.2%	219,983	90.6%	829,949	89.0%	593,790	90.8%

Gross Profit	37,839	11.8%	22,768	9.4%	102,227	11.0%	60,284	9.2%

Selling, General and Administrative Expenses	16,423	5.1%	15,506	6.4%	50,655	5.4%	41,558	6.4%

Operating Income	21,416	6.7%	7,262	3.0%	51,572	5.5%	18,726	2.9%

Net Interest & Other Expense	88	0.0%	73	0.0%	83	0.0%	2,870	0.4%

Income before Income Taxes	21,328	6.7%	7,189	3.0%	51,489	5.5%	15,856	2.4%

Income Taxes	7,607	2.4%	2,097	0.9%	17,653	1.9%	5,095	0.8%

Net Income	$13,721	4.3%	$5,092	2.1%	$33,836	3.6%	$10,761	1.6%

Basic Earnings Per Share	$0.59		$0.22		$1.45		$0.46

Diluted Earnings Per Share	$0.59		$0.22		$1.45		$0.46

Weighted Average Number of Common and Common
Equivalent Shares Outstanding:
-Basic	23,292		23,193		23,258		23,174

-Diluted	23,399		23,337		23,394		23,277

Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06